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                                                                       EXHIBIT 5


                                November 6, 1995



MaxServ, Inc.
8317 Cross Park Drive
Suite 350
Austin, Texas  78754

         RE:     Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to MaxServ, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an additional 1,000,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), issuable upon exercise of options to be granted under the MaxServ, Inc. 1994 Stock Option Plan (the "Plan"). The Plan was recently amended to increase the number of shares issuable thereunder from 500,000 to 1,500,000. The shares to be issued upon exercise of the options to be granted under the Plan are hereinafter collectively referred to as the "Option Shares."

         We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

         We have further assumed that:

         (i) options which may be granted pursuant to the Plan will be granted at an exercise price per share in excess of the $0.01 par value of the Common Stock;

         (ii) on the date of exercise, the options granted under the Plan (and the option agreements related thereto) will be duly executed, authorized, issued and delivered, will constitute the valid and binding obligations of the Company,
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MaxServ, Inc.
November 6, 1995 -- Page 2

                 enforceable in accordance with their respective terms, and will be entitled to the benefits provided by the Plan;

         (iii) all applicable state securities laws will have been complied with, as of any exercise date;

         (iv) at the time of issuance of the shares of Common Stock issuable upon exercise of the options granted under the Plan, the Company will have sufficient duly authorized and unissued shares of Common Stock available for issuance;

         (v) the options granted under the Plan will be exercised in accordance with the terms of their controlling agreements and the Plan;

         (vi) the shares of Common Stock issued upon exercise of options granted under the Plan will be evidenced by appropriate certificates properly executed and delivered; and

         (vii) the Plan was duly adopted in accordance with applicable law and all options were granted in accordance with the terms of the Plan.

         Based upon the foregoing, we are of the opinion that the Option Shares will, if, as, and when the options granted pursuant to the Plan are exercised, and upon issuance and delivery of the Option Shares against payment therefor in the manner contemplated by the Plan, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Very truly yours,


                                  /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P
                                  ---------------------------------------------
                                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.